FOR IMMEDIATE RELEASE
July 6, 1998

Contact: Bob Stickler 704-386-8465

NATIONSBANK COMPLETES EUROBOND OFFERING


NationsBank Corporation today announced it has completed its previously announced Eurobond offering of $800 million in floating-rate notes in Europe and Asia.

The 5-year senior notes have a coupon interest rate of the London
Interbank Offered Rate (LIBOR) plus a margin of 7.5 basis points.

The issue was not registered with the Securities and Exchange Commission and was offered exclusively to investors outside the United States. It may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Proceeds from the issue will be used for general corporate purposes.

NationsBank Corporation, with $315 billion in assets, is the third largest U.S. bank with full-service operations in 15 states and the District of Columbia.


www.nationsbank.com